Certificate of Designation

of

Powers, Preferences, Rights, Qualifications,
Limitations and Restrictions

of

Series H Convertible Preferred Stock

of

Exabyte Corporation

EXABYTE CORPORATION DOES HEREBY CERTIFY THAT:

     WHEREAS, pursuant to authority vested in the Board of Directors (the "Board of Directors") of Exabyte Corporation, a Delaware corporation (the "Corporation"), in its Restated Certificate of Incorporation and as permitted by Section 151 of the Delaware General Corporation Law, as amended (the "Delaware Code"), the Corporation's Board of Directors does desire to establish a series of the Corporation's preferred stock; and

     WHEREAS, the Certificate of Incorporation provides for two classes of shares, one known as common stock, $0.001 par value per share, with one hundred million (100,000,000) shares authorized (the "Common Stock"), and the other known as preferred stock, $0.001 par value per share, with thirty million (30,000,000) shares authorized (the "Preferred Stock"); and

     WHEREAS, the Board of Directors is authorized by the Certificate of Incorporation to provide for the issuance of the shares of Preferred Stock in one or more series, and by filing a certificate of designations pursuant to Section 151 of the Delaware Code, to establish from time to time the number of shares to be included in any such series and to fix the designations, preferences, limitations and relative rights of the shares of any such series; and

     WHEREAS, this Certificate of Designations was duly adopted by the Board of Directors and approved by a majority of the stockholders at a special meeting of the stockholders.

     NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors deems it advisable to, and hereby does, designate shares of its authorized but unissued preferred stock as "Series H Preferred Stock" and fixes and determines the relative designations, preferences, limitations and relative rights relating to the Series H Preferred Stock as follows:

Designation of Series H Preferred

     1. Designation. Exabyte Corporation, a Delaware corporation (the "Corporation"), hereby certifies that Nine Million Six Hundred Fifty Thousand (9,650,000) of authorized shares of Preferred Stock are hereby designated "Series H Preferred Stock" (the "Series H Preferred"). The rights, preferences, privileges, restrictions and other matters relating to the Series H Preferred are as follows:

     2. Voting Rights. Except as otherwise provided herein or as required by law, the Series H Preferred shall vote with the shares of the Common Stock of the Corporation (and not as a separate class) at any annual or special meeting of stockholders of the Corporation, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of Series H Preferred shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder's aggregate number of shares of Series H Preferred are convertible (pursuant to Section 5 below) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent. Following the conversion of any Series H Preferred into Common Stock pursuant to Section 5, the Common Stock so issued shall be voting Common Stock as set forth in Article Fourth of the Restated Certificate of Incorporation, as amended to date.

     3. Liquidation Rights.

          a. Liquidation Value. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Common Stock and any other stock of the Corporation that is not by its terms expressly senior in right of payment to the Series H Preferred (collectively, "Junior Stock"), the holders of Series H Preferred, pari passu with the holders of any other capital stock ("Pari Passu Stock") of the Corporation that is not Junior Stock or expressly senior in right of payment with regards to any liquidation, dissolution or winding up of the Corporation to the Series H Preferred, shall be entitled to be paid out of the assets of the Corporation an amount with respect to each then outstanding share of Series H Preferred equal to the Original Series H Issue Price (the "Series H Liquidation Value").

          b. Proportionate Payments. If, upon any liquidation, dissolution or winding up, the assets of the Corporation shall be insufficient to make payment in full to all holders of Series H Preferred and Pari Passu Stock, then such assets shall be distributed among the holders of Series H Preferred and Pari Passu Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

          c. Participation Rights. After the payment of the full liquidation preference of the Series H Preferred and Pari Passu Stock as set forth in Section 3(a) above, the remaining funds and other assets of the Corporation legally available for distribution, if any, shall be distributed pro rata among the holders of the Common Stock, Pari Passu Stock and the Series H Preferred on an as-converted basis.

     4. Redemption Rights.

          a. Optional Redemptions. Commencing on the second annual anniversary of the Original Series H Issue Date, the Corporation shall have the right but not the obligation to redeem some or all shares of the then-outstanding Series H Preferred at a price per share equal to $3.00 (the "Redemption Value") provided, however, that the Closing Price of the Common Stock on each of the 30 consecutive trading days prior to the date that the Corporation delivers notice of a redemption pursuant to Section 4(c) below, shall be greater than the Redemption Value.

          b. Redemption Payments. For each share of Series H Preferred which is to be redeemed hereunder, the Corporation shall be obligated on the Scheduled Redemption Date (as defined below) to pay to the holder thereof (upon surrender by such holder at the Corporation's principal office of the certificate representing such share) an amount in cash equal to the Redemption Value.

          c. Notice of Redemption. The Corporation shall mail written notice of each redemption of Series H Preferred to each record holder thereof not more than 60 nor less than 30 days prior to the date fixed for such purpose (the "Scheduled Redemption Date"). The holders of Series H Preferred to be redeemed shall in any event have the right to convert their shares into Common Stock at any time prior to the close of business on the Scheduled Redemption Date. In case fewer than the total number of shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed shares shall be issued to the holder thereof without cost to such holder within five business days after surrender of the certificate representing the redeemed shares.

          d. Determination of the Number of Shares to be Redeemed. The number of shares of Series H Preferred to be redeemed from each holder thereof in redemptions hereunder shall be the number of shares determined by multiplying the total number of shares of Series H Preferred to be redeemed by a fraction, the numerator of which shall be the total number of shares of Series H Preferred then held by such holder and the denominator of which shall be the total number of shares of Series H Preferred then outstanding.

     5. Conversion Rights.

     The holders of the Series H Preferred shall have the following rights with respect to the conversion of the Series H Preferred into shares of Common Stock:

          a. Optional Conversion. Subject to and in compliance with the provisions of this Section 5, any shares of Series H Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series H Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series H Conversion Rate" then in effect (determined as provided in Section 5(b)) by the number of shares of Series H Preferred being converted.

          b. Series H Conversion Rate. The conversion rate in effect at any time for conversion of the Series H Preferred (the "Series H Conversion Rate") shall be the quotient obtained by dividing the Original Series H Issue Price by the "Series H Conversion Price" calculated as provided in Section 5(c).

          c. Conversion Price. The conversion price for the Series H Preferred (the "Series H Conversion Price") shall initially be One Dollar ($1.00), as appropriately adjusted for any future stock splits, stock combinations, stock dividends or similar transactions affecting the Series H Preferred. Such initial Series H Conversion Price shall be adjusted from time to time in accordance with this Section 5. All references to the Series H Conversion Price herein shall mean the Series H Conversion Price as so adjusted.

          For purposes of determining the adjusted Series H Conversion Price, the number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

          d. Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Series H Issue Date effect a subdivision of the outstanding Common Stock, the Series H Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Corporation shall at any time or from time to time after the Original Series H Issue Date combine the outstanding shares of Common Stock into a smaller number of shares, the Series H Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 5(d) shall become effective at the close of business on the date the subdivision or combination becomes effective.

          e. Adjustment for Common Stock Dividends and Distributions. If the Corporation at any time or from time to time after the Original Series H Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series H Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Series H Conversion Price then in effect by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series H Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series H Conversion Price shall be adjusted pursuant to this Section 5(e) to reflect the actual payment of such dividend or distribution.

          f. Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Series H Issue Date, the Common Stock issuable upon the conversion of the Series H Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 5), in any such event each holder of Series H Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable in connection with such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series H Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustments as provided herein or with respect to such other securities or property by the terms thereof.

          g. Reorganizations, Mergers, Consolidations or Sales of Assets. If at any time or from time to time after the Original Series H Issue Date, there is a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 5) or, subject to Section 6(v), in the case of any consolidation or merger of the Company with or into another corporation or business entity (other than a consolidation or merger (i) with a subsidiary in which the Company is the surviving corporation or (ii) which does not result in any reclassification, capital reorganization or other change of outstanding shares of Common Stock), as a part of such capital reorganization, provision shall be made so that the holders of the Series H Preferred shall thereafter be entitled to receive upon conversion of the Series H Preferred the number of shares of stock or other securities or property of the Corporation to which a holder of the maximum number of shares of Common Stock deliverable upon conversion would have been entitled in connection with such transaction, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Series H Preferred after the transaction to the end that the provisions of this Section 5 (including adjustment of the Series H Conversion Price then in effect and the number of shares issuable upon conversion of the Series H Preferred) shall be applicable after that event and be as nearly equivalent as practicable. Subject to Section 6(v), in case of a consolidation or merger, the surviving or successor corporation or other entity shall duly execute and deliver to each Holder of the Series H Preferred a supplement hereto acknowledging such corporation's or entity's obligations under this Section 5(g). The foregoing provisions of this subsection 5(g) shall similarly apply to successive reclassifications, capital reorganizations and other changes, consolidations or merger.

          h. Certificate of Adjustment. In each case of an adjustment or readjustment of the Series H Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series H Preferred, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series H Preferred at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (1) the consideration received or deemed to be received by the Corporation for any additional shares of Common Stock issued or sold or deemed to have been issued or sold, (2) the Series H Conversion Price at the time in effect, (3) the number of additional shares of Common Stock issued or sold or deemed to have been issued or sold, and (4) the type and amount, if any, of other property which at the time would be received upon conversion of the Series H Preferred. The Company shall provide each Holder of the Series H Preferred with not less than 10 days prior written notice of any event, other than an Acquisition or Asset Transfer, resulting in an adjustment under Section 5. With respect to a proposed Acquisition or Asset Transfer, the Holders of the Series H Preferred shall be given sufficient notice of such event so that they will have a minimum of 30 days to consider whether or not to consent to such proposed Acquisition or Asset Transfer pursuant to Section 6.

          i. Mechanics of Conversion. Each holder of Series H Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 5 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Series H Preferred, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series H Preferred being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificate representing the shares of Series H Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

          j. Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series H Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series H Preferred by a holder thereof shall be aggregated for purposes of determination whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board) on the date of conversion.

     6. Protective Provisions. In addition to any other rights provided by law or in the Restated Certificate of Incorporation, so long as any shares of Series H Preferred shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of the Series H Preferred Stock, which consent in each case shall not be unreasonably withheld or delayed (provided that the Holders are given not less than 30 days to consider such proposed actions), take any of the following actions:

                    (i) any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series H Preferred that adversely affects such rights, preferences, privileges or powers of the Series H Preferred;

                    (ii) any action that authorizes, creates or issues shares of any class of stock having preferences superior to the Series H Preferred;

                    (iii) any action that reclassifies any outstanding shares into shares having preferences or priority as to dividends or assets senior to the preference of the Series H Preferred Stock;

                    (iv) any amendment of the Company's Restated Certificate of Incorporation that adversely affects the rights of the Series H Preferred;

                    (v) any Acquisition or Asset Transfer.

     7. Certain Definitions.

          "Acquisition" means any merger, consolidation, business combination, reorganization or recapitalization of the Corporation (including, without limitation, pursuant to a tender offer) in any single transaction or series of related transactions in any such case in which the stockholders of the Corporation immediately prior to such transaction own capital stock representing less than fifty percent (50%) of the Corporation's voting power immediately after such transaction, or any transaction or series of related transactions in which capital stock representing in excess of fifty percent (50%) of the Corporation's voting power is transferred.

          "Asset Transfer" means any sale, lease or other disposition of all or substantially all of the assets of the Corporation.

          "Closing Price" means the closing bid price of the Common Stock on the principal United States securities exchange or trading market on which such security is listed or traded as reported by Nasdaq, or if the foregoing does not apply, the last reported bid price of such security in the over-the-counter market on the electronic bulletin board for such security.

          "Common Stock" means the Company's authorized common stock, $.001 par value per share.

          "Original Series H Issue Date" means November 9, 2001.

          "Original Series H Issue Price" means One Dollar ($1.00) per share.

          "Subsidiary" means any corporation of which the shares of outstanding capital stock possessing the voting power (under ordinary circumstances) in electing the board of directors are, at the time as of which any determination is being made, owned by the Corporation either directly or indirectly through Subsidiaries.

     8. Amendment and Waiver.

     No amendment, modification or waiver of any of the terms or provisions of the Series H Preferred shall be binding or effective without the prior written consent of the holders of a majority of the then outstanding shares of Series H Preferred (the "Required Holders"). Any amendment, modification or waiver of any of the terms or provisions of the Series H Preferred by the Required Holders, whether prospective or retroactively effective, shall be binding upon all holders of Series H Preferred Stock.

9. General Provisions.

          a. Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of the Series H Preferred. Upon the surrender of any certificate representing Series H Preferred at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.

          b. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series H Preferred, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

          c. Reservation of Common Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series H Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series H Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of the Series H Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          d. Notices. Any notice required by the provisions of this Certificate of Designation shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices to stockholders shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

          e. Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series H Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series H Preferred so converted were registered.

          f. No Dilution or Impairment. The Corporation shall not amend its Restated Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation.

          g. Status of Converted Stock. In the event any shares of Series H Preferred Stock are converted pursuant to Section 5 hereof, the shares so converted shall resume the status of authorized, undesignated and unissued shares of preferred stock.

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     The Corporation has caused this Certificate of Designation to be duly executed in its corporate name on this 9th day of November, 2001.

Exabyte Corporation

/s/ William L. Marriner
By: William L. Marriner
Title: President and Chief Executive Officer